Exhibit 5.4

BROWN & BUNCH, PLLC ATTORNEYS AND COUNSELORS AT LAW
CHARLES GORDON BROWN
  gbrown@brownandbunch.com
WILLIAM W. BUNCH, III
    bbunch@brownandbunch.net
LEANN NEASE BROWN
  lnease@brownandbunch.com
JAMES R. BAKER
  jbaker@brownandbunch.com

OF COUNSEL:
WILLIAM D. BERNARD
  wbernard@brownandbunch.com

101 North Columbia Street Chapel Hill, North Carolina 27514 (919) 968-1111 Facsimile: (919) 968-1444	RALEIGH OFFICE 4900 FALLS OF THE NEUSE ROAD, SUITE 210 RALEIGH, NORTH CAROLINA 27609 (919) 878-8060 FACSIMILE (919) 878-8062

May 17, 2011

Dycom Investments, Inc.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida  33408

Re:	Dycom Investments, Inc.

Ladies and Gentlemen:

We have acted as counsel to Globe Communications, LLC, a North Carolina limited liability company, and Communication Services, LLC, a North Carolina limited liability company, (each a “North Carolina Guarantor”) in connection with the preparation and filing by Dycom Investments, Inc., a Delaware corporation (the “Company”) of a registration statement on Forms S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 7.125% Senior Subordinated Notes due 2021 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by Dycom Industries, Inc., a Florida corporation (the “Parent”), and certain other guarantors (collectively, the “Subsidiary Guarantors,” and, together with the Parent, the “Guarantors”).  Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $187,500,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 7.125% Senior Subordinated Notes due 2021 issued on January 21, 2011 (the “Old Notes”), which have not been registered under the Securities Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Old Notes by the Guarantors, including each North Carolina Guarantor.  The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an indenture, dated as of January 21, 2011 (the “Indenture”), among the Parent, the Company, the Subsidiary Guarantors (including each North Carolina Guarantor) and U.S. Bank National Association, as trustee (the “Trustee”).

In our capacity as counsel to each North Carolina Guarantor, we have reviewed originals or copies of the following documents:

Dycom Investments, Inc.
May 17, 2011

(a)           The Indenture, including the Exchange Note Guarantees.

(b)           A specimen of the Exchange Notes.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)           Purchase Agreement dated as of January 11, 2011.

(b)           Notations of Guarantee dated as of January 21, 2011.

(c)           Registration Rights Agreement dated as of January 21, 2011.

(d)           First Supplemental Indenture dated as of January 28, 2011.

(e)           Originals or copies of such other corporate records of the North Carolina Guarantors, certificates of public officials and of officers of the North Carolina Guarantors and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

We have examined originals or certified or other reasonably authenticated copies of such records, instruments and other documents as we have deemed necessary or appropriate for the purposes of this opinion.  As to questions of fact material to our opinion, we have relied upon the representations made in the Opinion Documents and

•	The Resolutions of the Board of Directors Adopted by Unanimous Written Consent In Lieu of Meeting of Globe Communications, LLC, and

•	The Resolutions of the Board of Directors Adopted by Unanimous Written consent in Lieu of Meeting of Communication Services, LLC.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

The laws upon which our opinions are based upon and are limited to the laws of the State of North Carolina (hereinafter referred to as the "Laws").

Based on the foregoing, and having regard for legal considerations that we deem relevant, we are of the following opinions:

Dycom Investments, Inc.
May 17, 2011

1.           Each North Carolina Guarantor is an entity validly existing and in good standing under the laws of the State of North Carolina, which is the state of each North Carolina Guarantor’s organization.

2.           Each North Carolina Guarantor has taken all action necessary to authorize the execution, delivery and performance of each Opinion Document.

3.           The Indenture has been duly executed and delivered by Globe Communications, LLC.

4.           The First Supplemental Indenture has been duly executed and delivered by Communication Services, LLC.

We have not been asked to, and do not render any opinion with respect to, any matters except as expressly set forth above.  The opinions expressed herein are limited to matters governed by the laws of the State of North Carolina.  To the extent the Opinion Documents are or may be governed by the laws of any state or sovereign other than North Carolina, including the United States of America, we offer no opinion.

This opinion speaks only as of the date hereof and as of the earlier dates expressly addressed above.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein, whether or not brought to our attention.

This opinion is solely for your benefit and may not be distributed to or relied upon by any other person, quoted in any document or filed with any governmental agency; provided, however, the opinions expressed herein may be relied upon by Shearman & Sterling LLP, New York, New York, for purposes of issuing its opinion(s) pertinent to the referenced transaction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

BROWN & BUNCH, PLLC

By:	/s/ Charles G. Brown
Charles G. Brown, Member/Manager